UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 22, 2004

Tuesday Morning Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-19658	75-2398532
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6250 LBJ Freeway Dallas, Texas	75240
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 387-3562

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Contract.

On December 22, 2004, Tuesday Morning, Inc., a subsidiary of Tuesday Morning Corporation and TMI Holdings, Inc., signed a definitive credit agreement for a new five-year $210 million Senior Credit Facility with a syndicate of seven banks led by Wachovia Bank, National Association as Administrative Agent, Swingline Lender and Issuing Lender, Wachovia Capital Markets, LLC as Co-Lead Arranger and Sole Book Manager and Wells Fargo Bank, N.A. as Co-Lead Arranger and Co-Syndication Agent.

The new facility has the ability to be expanded to $300 million, subject to bank approval, and is secured by inventory, deposit accounts and capital stock of the subsidiaries.  Tuesday Morning Corporation and each of its subsidiaries, other than Tuesday Morning, Inc., has guaranteed all obligations of Tuesday Morning, Inc. and its subsidiaries under the definitive agreement.

The new facility replaces the company’s existing $160 million facility and a $55 million overadvance facility which was terminated on December 22, 2004.   The existing facility, led by Bank of America and certain other lenders, included customary financial covenants covering maximum leverage ratio, fixed charge coverage ratio, interest coverage ratio and minimum tangible net worth.  There were no direct outstanding amounts under the existing facility or the new facility at December 22, 2004.

Any outstanding amounts under the new facility will be reflected as a long-term debt obligation on the consolidated financial statements.  The new facility is subject to customary financial covenants covering total leverage ratio, fixed charge coverage ratio, interest coverage ratio and certain negative covenants.

A copy of the new Senior Credit Facility will be filed with the Tuesday Morning Corporation’s annual report on Form 10-K.

Item 1.02 Termination of a Material Agreement.

See discussion under Item 1.01, which is incorporated under this Item 1.02 by reference.

Item 2.03 Creation of a Direct or Contingent Financial Obligation That Is Material    to the Registrant.

See discussion under Item 1.01, which is incorporated under this Item 2.03 by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUESDAY MORNING CORPORATION

Date: December 22, 2004	By:	/s/ LOREN K. JENSEN
Loren K. Jensen
Executive Vice President and Chief
Financial Officer